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                                                                    Exhibit 4.18

                          FIRST SUPPLEMENTAL INDENTURE

    FIRST SUPPLEMENTAL INDENTURE, dated as of June 19, 2000 (this "Supplemental Indenture"), among Viatel, Inc., a Delaware corporation ("Viatel"), and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee").

                              W I T N E S S E T H:

    WHEREAS, the parties hereto are also the parties to that certain indenture, dated as of April 12, 2000 (the "Indenture"), relating to the 7 3/4% Convertible Junior Subordinated Debentures due April 15, 2015 issued by Viatel (the "Convertible Debentures"); and

    WHEREAS, in accordance with Section 8.1 of the Indenture, the parties hereto have agreed to amend, and the Board of Directors of Viatel has deemed it necessary and desirable to amend, certain terms of the Indenture as described below; and

    WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to the terms of the Indenture have been done;

    NOW, THEREFORE, the parties hereto agree as follows:

    SECTION 1. CERTAIN TERMS DEFINED IN THE INDENTURE. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

    SECTION 2. AMENDMENTS TO THE INDENTURE. The Indenture is hereby amended as follows:

    (a) The first sentence of Section 12.1 of the Indenture is hereby amended by deleting the words "beginning July 11, 2000 through" appearing in the third line thereof and replacing such language with the following language:

       "prior to";

    (b) The first sentence of the fourteenth paragraph under the heading "Form of Reverse of Debenture" attached as Exhibit A to the Indenture is hereby amended by deleting the language reading "beginning July 11, 2000 through" from the second line thereof and replacing such language with the following language:

       "prior to".

    SECTION 3. GOVERNING LAW. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

    SECTION 4. COUNTERPARTS. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    SECTION 5. RATIFICATION. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects ratified and confirmed by each of Viatel and the Trustee.

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    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.

                          VIATEL, INC.

                          By:            /s/ JAMES P. PRENETTA
                               -------------------------------------------------
                                Name: James P. Prenetta
                                Title: Senior Vice President and General Counsel

                          THE BANK OF NEW YORK, as Trustee

                          By:               /s/ MING SHIANG
                               -----------------------------------------
                               Name: Ming Shiang
                               Title: Vice President


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